EXHIBIT 5.1

Durham Jones & Pinegar, P.C. 111 East Broadway, Suite 900 P O Box 4050 Salt Lake City, Utah 84110 801.415.3000 801.415.3500 Fax www.djplaw.com

November 1, 2010

Board of Directors
SecureAlert, Inc.
150 West Civic Center Drive, Suite 400
Sandy, UT 84070

Re:           Registration Statement on Form S-1

Gentlemen:

We have assisted SecureAlert, Inc., a Utah corporation (the “Company”), in the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 158,418,000 shares of the Company’s common stock (the “Shares”) issued or to be issued to certain holders of the Company’s Series D Convertible Preferred Stock, and sold by selling shareholders identified in the Registration Statement, as amended.

We have examined the Company's Articles of Incorporation, as amended to date, and the Company's Bylaws, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such certified or photostatic copies, and (iv) the legal competence of all persons who signed such documents.

We are opining herein as to the effect on the subject transaction only of the Utah Code Annotated, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, and (ii) when the holders of the Series D Convertible Preferred Stock submit conversion notices pursuant to the terms and conditions of the Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock, and (iii) certificates representing the Shares are duly executed, countersigned, registered, and delivered upon receipt of the agreed upon consideration therefore and pursuant to conversion notices submitted by the holders of the Series D Convertible Preferred Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

SALT LAKE CITY | OGDEN | ST. GEORGE | LAS VEGAS

SecureAlert, Inc.
Board of Directors
November 1, 2010

Very truly yours,

Durham Jones & Pinegar, P.C.

/s/ Durham Jones & Pinegar, P.C.